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Exhibit 23.1

Independent registered public accounting firm consent

The Directors
Prudential plc
Laurence Pountney Hill
London, EC4R 0HH
England

        We consent to the use of our report dated May 18, 2004, with respect to the consolidated financial statements and related condensed financial statement schedule of Prudential plc as of December 31, 2003 and 2002, and for each of the years in the three year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 20-F of Prudential plc incorporated herein by reference and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus.

KPMG Audit Plc
London, England
July 7, 2004

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  Exhibit 23.1
Independent registered public accounting firm consent